Exhibit 99.1

ADDITIONAL RISK FACTORS

Certain rights of the holders of our Series B Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us

Certain rights of the holders of our Series B Convertible Redeemable Preferred Stock, or the Series B Preferred Stock, could make it more difficult for a third party to acquire us.  For example, if a change of control (as defined in the articles supplementary governing the Series B Preferred Stock) of us occurs, the holders of the Series B Preferred Stock have the right to cause us to redeem their shares for cash at a redemption price equal to the greater of (i) the Liquidation Value (as defined in the articles supplementary governing the Series B Preferred Stock) and (ii) the amount those holders would have received if they had converted their shares of Series B Preferred Stock immediately prior to the change in control.  In addition, the affirmative vote or consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock is required to amend or otherwise change our charter and, following December 31, 2024, for us to enter into any agreement or arrangement the result of which would be a Change of Control Transaction (as defined in the articles supplementary governing the Series B Preferred Stock).  These features could increase the cost of acquiring us or otherwise discourage a third party from acquiring us.

The conversion of our Series B Preferred Stock could cause the market price for our common stock to decline

From and after January 1, 2022, each holder of our Series B Preferred Stock will have the right to convert its shares of Series B Preferred Stock into shares of our common stock and on December 31, 2024, all issued and outstanding shares of Series B Preferred Stock will automatically convert into shares of our common stock. The conversion of our shares of Series B Preferred Stock into shares of our common stock will cause dilution to our existing holders of common stock and could cause the market price of our common stock to decline.  This could also impact our ability to raise additional capital through the issuance of our equity securities.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series A Preferred Stock and Series B Preferred Stock and these rights may have a negative effect on the value of shares of our common stock.

The holders of shares of our Series A Preferred Stock and Series B Preferred Stock have rights and preferences generally senior to those of the holders of our common stock. The existence of these senior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the articles supplementary governing our Series A Preferred Stock and Series B Preferred Stock, and include, but are not limited to: (i) the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock; and (ii) the right to convert into shares of our common stock under certain circumstances. In addition, the Series A Preferred Stock and the Series B Preferred Stock rank senior to our common stock with respect to priority of such dividend payments, which may limit our ability to make distributions to holders of our common stock.